MEGADATA LOGO                              Executive Offices
                                           47 Arch Street, Greenwich, CT 06830
                                           Phone: 203-629-8758/Fax: 203-629-2970

                                           Research and Production Facilities
                                           35 Orville Drive, Bohemia, NY 11716
                                           Phone: 631-589-6800/Fax: 631-589-6858


September 5, 2002                                                   Exhibit 99.1

Delon Dotson
77 Wayside Lane
Redding, CT 06896

Dear Delon:

This letter confirms Megadata's proposal of employment to you.

Your position is President and Chief Technology Officer, ("CTO"), effective September 9, 2002 at an annual salary of $200,000, payable every two weeks. As President and CTO, you will report to the Company's Chairman and Chief Executive Officer. You will receive the normal Megadata fringe benefits.

You will be nominated to serve on Megadata's Board of Directors, on a year to year basis, for as long as you are an Executive Officer of the Company.

You will be granted options on Megadata common stock according to the below schedule. All options, qualified and non-qualified, have a 3 year vesting period. In addition, options will be priced at the market value as of the closing price on the day of the grant which shall be September 9, 2002:

     a. 100,000 qualified stock options, pursuant to article 4.3 of the 1999 stock incentive plan
     b.   75,000 non-qualified stock options

If you are terminated for other than cause after 6 months of employment, your stock options will be vested based on 1/12 of the annual qualified and non-qualified option grants for each month employed in the company.

This agreement is subject to Board of Director approval.

We look forward to a long and mutually beneficial relationship.

Best personal regards.

Sincerely,

/s/ G.S. Beckwith Gilbert
-------------------------
G.S. Beckwith Gilbert
Chairman and Chief Executive Officer

Accepted:

/s/ Delon Dotson
----------------
Delon Dotson

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